June 27, 2016

Dear [ customer ]:

Earlier today, we announced in the attached joint press release, the exciting news of Medtronic’s planned acquisition of HeartWare.  This acquisition will provide Medtronic with a strategic entry into the growing mechanical circulatory support (MCS) field, and provide HeartWare with greater resources to help accelerate the development and introduction of our innovative pipeline of products.

As part of the Medtronic family of companies, we will continue to provide you with the highest caliber customer service and support that has become a hallmark of HeartWare.  For Medtronic, this acquisition is as much about the expertise that they will be acquiring in our team as it is about the HVAD® System and next-generation technologies.  Maintaining and enhancing strong customer relationships is the priority of both organizations, and we are pleased to assure you that we remain ready as always to serve you and the needs of your patients.

Combining the unique capabilities of the HeartWare team, which has been entirely focused on the development of mechanical support devices, with the broad strength of the Medtronic organization, provides a unique opportunity to enhance growth in end-stage heart failure therapies.  We have great confidence that you and your patients will benefit meaningfully from this complementary combination.

We want to assure you that all of your existing business relationships and practices with HeartWare will remain intact and uninterrupted during this time and beyond, and you should feel free to contact your HeartWare representatives as usual should you have any questions.

HeartWare and the HVAD System would not be what they are today without your trust, support and unwavering commitment to improving the lives of the patients we serve.  Our goal has always been to provide the best products and customer service in the industry.  And with the strength and resources of Medtronic behind us, we expect that we will only become better at what we do.  We thank you for your loyalty and ongoing support, and look forward to continued innovation and collaboration as we focus on advancing enhancements to the HVAD System and progressing with the clinical development of the MVAD® System, CircuLite® and Fully Implantable Systems.

We look forward to HeartWare’s future as part of Medtronic, but in the meantime, we commit to you to be your most focused, dedicated partner.  As always, feel free to contact us directly with any questions.

Sincerely,

Doug Godshall	Jim Schuermann
President & Chief Executive Officer	Senior Vice President, Sales & Marketing

Pedro Marques	Mike Ruger
Vice President of International Sales	Senior Director of North America

Notice to Investors

This communication is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of HeartWare.  The tender offer for the outstanding common stock of HeartWare has not yet commenced. Any offers to purchase or solicitation of offers to sell will be made only pursuant to the tender offer statement (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) which will be filed on Schedule TO by Medtronic with the U.S. Securities and Exchange Commission (SEC), and soon thereafter HeartWare will file a Solicitation / Recommendation Statement on Schedule 14D-9 with respect to the tender offer.  HeartWare’s stockholders are advised to read these documents and any other documents relating to the tender offer that will be filed with the SEC carefully and in their entirety because they contain important information.  HeartWare’s stockholders may obtain copies of these documents for free at the SEC’s website at www.sec.gov or by contacting HeartWare’s investor relations department at HeartWare International, Inc., 500 Old Connecticut Path, Framingham, MA 01701, Attention: Investor Relations.

Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to a variety of matters, including but not limited to: the timing and anticipated completion of the proposed transaction; and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of HeartWare, and are subject to significant risks and uncertainties. These risks and uncertainties include, without limitation, risks and uncertainties related to: whether the proposed transaction will close; the timing of the closing of the proposed transaction; the outcome of the regulatory reviews of the proposed transaction; the ability of the parties to complete the proposed transaction; the ability of the parties to meet other closing conditions; how many HeartWare stockholders tender their shares in the proposed transaction; the outcome of legal proceedings that may be instituted against HeartWare and/or others related to the proposed transaction; unexpected costs or unexpected liabilities that may result from the proposed transaction, whether or not consummated; the possibility that competing offers will be made; effects of disruption from the proposed transaction making it more difficult to maintain relationships with employees, customers and other business partners; timing, progress and outcomes of clinical trials; regulatory submissions and quality compliance; and investigation, research and development activities.

Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and HeartWare undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise.  HeartWare does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by federal securities laws and the rules and regulations of the Securities and Exchange Commission (SEC). HeartWare may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation those described in Part I, Item 1A. “Risk Factors” in HeartWare’s Annual Report on Form 10-K filed with the SEC. HeartWare may update risk factors from time to time in Part II, Item 1A. “Risk Factors” in Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, or other filings with the SEC.